                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  Laboratory Corporation of America Holdings
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO]LabCorp



                                                                  April 30, 1998

Dear Stockholder:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, June 17, 1998 at 9:00 a.m., Eastern Daylight time.

  The notice of the Annual Meeting and Proxy Statement which are attached provide information concerning the matters to be considered at the meeting.

  Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed, postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with the Board of Directors' recommendations, you need not mark your votes on the proxy card, but need to sign, date, and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                      Sincerely,

                                      /s/ Thomas P. Mac Mahon
                                      ------------------------------------
                                      Thomas P. Mac Mahon
                                      Chairman of the Board, President and
                                      Chief Executive Officer

[LOGO]Labcorp

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  Laboratory Corporation of America Holdings:

  Notice is hereby given that the 1998 Annual Meeting (the "Annual Meeting") of the stockholders of Laboratory Corporation of America Holdings (the "Company") will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, June 17, 1998 at 9:00 a.m., Eastern Daylight time, for the following purposes:

    1. To elect all of the members of the Company's board of directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

    2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

    3. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

  A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on April 17, 1998 are entitled to notice of, and vote at, the Annual Meeting and at any adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ Bradford T. Smith
                                          ------------------------------
                                          Bradford T. Smith
                                          Secretary

April 30, 1998


 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                  LABORATORY CORPORATION OF AMERICA HOLDINGS
                             358 SOUTH MAIN STREET
                       BURLINGTON, NORTH CAROLINA 27215

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), of proxies to be voted at the 1998 annual meeting of stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, June 17, 1998 at 9:00 a.m., Eastern Daylight time and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement, and the accompanying proxy card are first being mailed to stockholders on or about May 1, 1998.

  At the Annual Meeting, the Company's stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: Thomas P. Mac Mahon, Jean-Luc Belingard, Wendy E. Lane, Robert
E. Mittelstaedt, Jr., James B. Powell, M.D., David B. Skinner, M.D. and Andrew
G. Wallace, M.D., (ii) to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998, and (iii) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

                              GENERAL INFORMATION

SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE

  All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the seven nominees for director identified in this Proxy Statement and the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for 1998. Any stockholder may revoke his proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

  Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expense in handling proxy materials for beneficial owners.

  Only holders of record of the common stock, par value $0.01 per share, of the Company ("Common Stock") at the close of business on April 17, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 124,506,673 shares of Common Stock.

  A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. On such item, an abstention or broker non-vote will have no effect on the vote to ratify the appointment of independent auditors. As of April 20, 1998, the directors and executive officers of the Company beneficially owned an aggregate of 1,302,887 shares of Common Stock, representing approximately 1% of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote.

BENEFICIAL OWNERSHIP

  On April 28, 1995 (the "Effective Date"), Roche Biomedical Laboratories, Inc. ("RBL"), then a wholly owned subsidiary of HLR Holdings Inc. ("HLR"), merged with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 13, 1994, among the Company, RBL, HLR and Hoffmann-La Roche Inc., a New Jersey corporation ("Hoffmann-La Roche"). In the Merger, HLR was issued 49,008,538 shares of Common Stock, and Roche Holdings, Inc., a Delaware Corporation ("Holdings") was issued 12,320,718 shares of Common Stock, representing in the aggregate approximately 49.6% of the outstanding shares of Common Stock as of the Record Date, in exchange for all of the outstanding shares of common stock of RBL and $135,651,100 in cash. At the time, HLR was a wholly owned subsidiary of Hoffmann-La Roche. Hoffmann-La Roche is a wholly owned subsidiary of Holdings which is in turn an indirect wholly owned subsidiary of Roche Holding Ltd, a Swiss Corporation ("Roche Holding"). Holdings and its affiliates (other than the Company and its subsidiaries) are collectively referred to herein as "Roche." Subsequent to the Merger, all of the Common Stock owned by HLR was transferred to Holdings. The Merger Agreement was included as an exhibit to the annual report on Form 10-K of the Company for the year ended December 31, 1994 filed with the Securities and Exchange Commission (the "Commission").

  In connection with the Merger, the Company distributed a dividend consisting of warrants to purchase an aggregate of 13,285,368 shares of Common Stock for $22.00 (subject to adjustments) on April 28, 2000 to stockholders of record of shares of Common Stock as of April 21, 1995, (each such warrant a "Warrant" and, together with the Roche Warrants, as defined below, the "Warrants"). In addition, pursuant to the Merger Agreement, on April 28, 1995, Hoffmann-La Roche purchased Warrants to purchase 8,325,000 shares of Common Stock (the "Roche Warrants") from the Company for an aggregate purchase price of $51,048,900.

  In connection with the Merger, the Company, HLR, Hoffmann-La Roche and Holdings entered into a stockholder agreement dated as of April 28, 1995 (the "Stockholder Agreement"). In December 1996, HLR was merged with and into Hoffmann-La Roche and the shares of Common Stock owned by HLR subsequently transferred from Hoffmann-La Roche to Holdings. The Stockholder Agreement contains certain provisions relating to (i) the governance of the Company following the Merger, including but not limited to the composition of the Board of Directors, (ii) the issuance, sale, and transfer of the Company's Equity Securities (as defined in the Stockholder Agreement) by the Company and Roche, (iii) the acquisition of additional Equity Securities of the Company by Roche, and (iv) the registration rights granted by the Company to Roche with respect to the Company's Equity Securities. A copy of the Stockholder Agreement dated April 28, 1995 was included as an exhibit to the Company's report on Form 8-K filed with the Commission on May 12, 1995 in connection with the consummation of the Merger.

  Roche has informed the Company that it will vote for the election of each of the nominees to the Board of Directors identified herein and the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for 1998.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY (AS SPECIFIED BELOW) AND THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                         ITEM 1: ELECTION OF DIRECTORS

  All the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. All the nominees listed below are currently serving as members of the Board of Directors. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

  The governance provisions of the Stockholder Agreement provide, among other things, that the Board of Directors of the Company will (subject to specified exceptions) be comprised of seven members, consisting of three designees of Holdings (the "Roche Directors") and four Independent Directors (as defined therein) nominated by the Nominating Committee of the Board of Directors. The persons nominated to serve as Roche Directors are Mr. Mac Mahon, Dr. Powell and Mr. Belingard. The persons nominated to serve as Independent Directors are Ms. Lane, Mr. Mittelstaedt, Dr. Skinner and Dr. Wallace.

  The Stockholder Agreement provides that, among other things, certain actions by the Company will require approval by a majority of the entire Board of Directors of the Company, which majority must include at least a majority of the Roche Directors and at least one Independent Director (a "Special Majority Vote"). Included in these items is any change in the size or composition of the Board of Directors or any committee thereof and the establishment of a new committee of the Board of Directors.

  The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

NOMINEES FOR ELECTION AS DIRECTORS

  The name, age, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

  THOMAS P. MAC MAHON (51) has served as Chairman of the Board and Director since April 28, 1996. Prior to such date and since April 28, 1995, the Merger, he served as Vice Chairman and Director. Mr. Mac Mahon has been President and Chief Executive Officer since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche from 1988 to January 1997. Mr. Mac Mahon was also a Director of HLR until December 1996. As Senior Vice President of Hoffmann-La Roche Inc. and President of Roche Diagnostics Group, Mr. Mac Mahon was responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche. Mr. Mac Mahon is also Chairman of the Board of AutoCyte, Inc. ("AutoCyte"). Mr. Mac Mahon is a member of the Management Committee of the Company.

  JEAN-LUC BELINGARD (49) has served as a Director of the Company since the Merger. Mr. Belingard is Director General of the Diagnostics Division and member of the Executive Committee of F. Hoffmann-La Roche Ltd ("F. Hoffmann-La Roche"), Basel, Switzerland, a subsidiary of Roche Holding. He joined F. Hoffmann-La Roche in 1982, and held various positions prior to being named to his current positions in 1990. His current responsibilities include the management of the worldwide diagnostic business of F. Hoffman-La Roche.
Mr. Belingard is also a director of Perkin-Elmer Corporation, Norwalk, Connecticut and a Foreign Trade Advisor to the French Government.

  WENDY E. LANE (47) has been a Director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane also serves as a director of Watts Industries, Inc.

  ROBERT E. MITTELSTAEDT, JR. (54) has been a Director of the Company since November 1996. Mr. Mittlestaedt is Vice Dean of The Wharton School of the University of Pennsylvania and Director of the

Aresty Institute of Executive Education. Mr. Mittelstaedt has held these and other positions with the Wharton school since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry.

  JAMES B. POWELL, M.D. (59) has served as a Director of the Company since the Merger. From the Merger to January 1997, Dr. Powell served as President and Chief Executive Officer. Previously, Dr. Powell was President of RBL from 1982 until the Merger. Dr. Powell has been President, Chief Executive Officer and a Director of AutoCyte, Inc. since January 1997. Dr. Powell is a principal investor in AutoCyte. He is a medical doctor and became certified in anatomic and clinical pathology in 1969.

  DAVID B. SKINNER, M.D. (63) has served as a Director of the Company since the Merger. Dr. Skinner has been President and Chief Executive Officer of New York Hospital and Professor of Surgery at Cornell Medical School since 1987. He was the Chairman of the Department of Surgery and Professor of Surgery at the University of Chicago Hospitals and Clinics from 1972 to 1987.

  ANDREW G. WALLACE, M.D. (63) has served as a Director of the Company since the Merger. Dr. Wallace has served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College since 1990. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1990.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors has an Audit Committee, an Employee Benefits Committee, an Ethics and Quality Assurance Committee, and a Nominating Committee.

  The Audit Committee, currently consisting of Dr. Skinner, Dr. Wallace, and Mr. Mittelstaedt, makes recommendations, among other things, to the Board regarding the engagement of the Company's independent accountants, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. Pursuant to the Stockholder Agreement, the Audit Committee is comprised entirely of Independent Directors.

  The Ethics and Quality Assurance Committee, currently consisting of Mr. Mac Mahon, Ms. Lane, Dr. Powell, Dr. Wallace, and Dr. Skinner, is responsible for ensuring that the Company adopts and implements procedures that require the Company's employees to act in accordance with high ethical standards and to deliver high quality services.

  The Employee Benefits Committee, currently consisting of Mr. Belingard, Ms. Lane and Dr. Skinner, makes recommendations to the Board regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Employee Benefits Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above. Pursuant to the Stockholder Agreement, the Employee Benefits Committee is comprised of a majority of Independent Directors.

  The Nominating Committee, currently consisting of Mr. Mac Mahon, Ms. Lane, and Dr. Wallace, is responsible for recommending the nomination of directors. Pursuant to the Stockholder Agreement, the Nominating Committee is comprised of one Roche Director and two Independent Directors and acts by a majority vote of the entire committee.

  The Nominating Committee will consider suggestions for Board nominees made by stockholders. A stockholder may recommend a person for nomination to the Board at the 1999 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company's By-Laws, in writing, to the Secretary of the Company at 358 S. Main Street, Burlington, NC 27215. Such nominations must be received no later than January 4, 1999.

  During 1997, the Board of Directors held nine meetings and acted once by unanimous written consent of all members thereof, each in accordance with the Company's By-Laws and applicable Delaware corporation law. The Employee Benefits Committee held four meetings; the Audit Committee held five meetings; and the Ethics and Quality Assurance Committee held two meetings in 1997. The Nominating Committee held no meetings in 1997. During 1997, none of the directors attended fewer than 89% of the meetings of the Board and the committees of which he or she was a member with the exception of Dr. Wallace who attended six of nine meetings of the Board of Directors in 1997, Mr. Belingard who attended five of nine meetings of the Board of Directors and did not attend two of the four Employee Benefits Committee meetings held in 1997, and Ms. Lane did not attend one of the two Ethics and Quality Assurance Committee meetings held in 1997.

COMPENSATION OF DIRECTORS

  Directors who are currently not receiving compensation as officers or employees of the Company are paid an annual retainer of $30,000, payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or of any Committee thereof they attend and receive reimbursement of expenses they incur for attending any meeting. Pursuant to the Non-Employee Director Stock Plan (the "Director Stock Plan") approved by the stockholders of the Company, 50% of such annual retainer shall be payable in cash and 50% shall be payable in Common Stock of the Company. In 1997, Messrs. Mittelstaedt and Belingard and Drs. Skinner and Wallace and Ms. Lane earned 5,213 shares of Common Stock under the Director Stock Plan. Dr. Powell was an employee of the Company until January 6, 1997 and therefore received 4,797 shares and Mr. MacMahon received 416 shares under the Director Stock Plan in 1997.

                              EXECUTIVE OFFICERS

  The following table sets forth as of the date hereof the Executive Officers of the Company.

             NAME              AGE                    OFFICE
             ----              ---                    ------
 Thomas P. Mac Mahon.........   51 Chairman of the Board, President, and Chief
                                    Executive Officer
 Wesley R. Elingburg.........   41 Executive Vice President, Chief Financial
                                    Officer, and Treasurer
 Larry L. Leonard............   57 Executive Vice President--Western Operations
 Richard L. Novak............   57 Executive Vice President--Eastern Operations
 Bradford T. Smith...........   44 Executive Vice President, General Counsel,
                                    Corporate Compliance Officer, and Secretary
 Stevan R. Stark.............   50 Executive Vice President--Sales and
                                    Marketing
 Myla P. Lai-Goldman, M.D. ..   40 Executive Vice President, Chief Scientific
                                    Officer, and Medical Director

  THOMAS P. MAC MAHON has served as Chairman of the Board and Director since April 28, 1996. Prior to such date and since April 28, 1995, the Merger, he served as Vice Chairman and Director. Mr. Mac Mahon has been President and Chief Executive Officer since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon was also a Director of HLR until December 1996. As Senior Vice President of Hoffmann-La Roche Inc. and President of Roche Diagnostics Group, Mr. Mac Mahon was responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche. Mr. Mac Mahon is also Chairman of the Board of AutoCyte. Mr. Mac Mahon is a member of the Management Committee of the Company.

  WESLEY R. ELINGBURG has served as Executive Vice President, Chief Financial Officer, and Treasurer since October 1996. Prior to this date and since the Merger, Mr. Elingburg was Senior Vice President--Finance. Mr. Elingburg is responsible for the day to day supervision of the finance function of the Company, including treasury functions. Previously, Mr. Elingburg served as Senior Vice President--Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until the Merger in April 1995. Mr. Elingburg is a member of the Management Committee of the Company.

  LARRY L. LEONARD has served as Executive Vice President of the Company since 1993. He joined the Company in 1978. Dr. Leonard, who holds a Ph.D. degree in microbiology, was named Senior Vice President of the Company in 1991 and previously was Vice President--Division Manager. Dr. Leonard oversees Western Operations of the Company which includes the Central, Great Lakes, Midlands, Southwest, and West Divisions. Dr. Leonard is a member of the Management Committee of the Company.

  RICHARD L. NOVAK has served as Executive Vice President of the Company since March 1997. Prior to joining the Company, Mr. Novak was employed by SmithKline Beecham Clinical Laboratories serving in a variety of senior management positions including Senior Vice President, U.S. Operations and most recently President, International. Mr. Novak oversees operations of the Company's Eastern Operations which includes the Mid-Atlantic, Northeast, South, Florida, and South Atlantic Divisions. Mr. Novak is a member of the Management Committee of the Company.

  BRADFORD T. SMITH has served as Executive Vice President, General Counsel, and Secretary since the Merger. He was appointed Corporate Compliance Officer in August 1996. Previously, Mr. Smith served as Assistant General Counsel of HLR, Division Counsel of RBL and Assistant Secretary and member of RBL's Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of HLR from 1989 until the Merger and as an Assistant Vice President of HLR during 1992 and 1993. Mr. Smith is a member of the Management Committee of the Company.

  STEVAN R. STARK has served as Executive Vice President since October 1996 and was Senior Vice President, New York Division, Cranford Region, and Alliance/Hospital Division since the Merger in April 1995. Mr. Stark oversees the Company's sales and marketing operations including business alliances, managed care and new business development. Previously, Mr. Stark was a Vice President and Division Manager from 1991 to 1995 and a Division Manager from 1986 to 1991. He joined the Company in 1983. Mr. Stark is a member of the Management Committee of the Company.

  MYLA P. LAI-GOLDMAN, M.D. was appointed Executive Vice President, Chief Scientific Officer, and Medical Director in April 1998. She joined RBL in 1990. Dr. Goldman, who holds a medical degree from Columbia University, was named Senior Vice President of the Company in 1997 and has held the position of Medical Director for the Center for Molecular Biology and Pathology since 1991 (with RBL and subsequently the Company). Dr. Goldman manages the Center for Molecular Biology and Pathology at the Company's Research Triangle Park, N.C. facility. Dr. Goldman is Board Certified in Anatomic and Clinical Pathology and serves as a member of the Management Committee of the Company.

                   EXECUTIVE COMPENSATION AND BENEFIT PLANS

EXECUTIVE COMPENSATION

  The compensation paid by the Company during the year ended December 31, 1997 to certain Executive Officers is set forth below. The Executive Officers named are the Chief Executive Officer during the year, the four other most highly compensated Executive Officers serving at year end, one officer, the former CEO, who would have been included in the table had he not resigned before year end, and one officer no longer serving as an Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                                        COMPENSATION
                                ANNUAL COMPENSATION        AWARDS
                              ------------------------ ---------------
                                                         SECURITIES
   NAME AND PRINCIPAL                                    UNDERLYING        ALL OTHER
        POSITION         YEAR SALARY(1)($) BONUS(2)($) OPTIONS/SARS(#) COMPENSATION(3)($)
   ------------------    ---- ------------ ----------- --------------- ------------------
Thomas P. Mac Mahon..... 1997   $600,000    $355,040       500,000          $ 8,604
 President and Chief     1996        --          --            --               --
  Executive
 Officer(4)              1995        --          --            --               --
Wesley R. Elingburg..... 1997    225,000      99,563       210,000            6,446
 Executive Vice          1996    187,500         --            --             5,928
  President, Chief
 Financial Officer, and  1995    110,212      50,000        25,000              --
  Treasurer(5)
Larry L. Leonard,
 Ph.D. ................. 1997    325,000     223,349       210,000           14,013
 Executive Vice          1996    331,250     162,500           --            13,050
  President--
 Western Operations      1995    325,000     162,500        30,000          651,958
Bradford T. Smith....... 1997    225,000     214,388       210,000            6,399
 Executive Vice          1996    210,227         --            --             6,098
  President, General
 Counsel, Corporate      1995    116,667      61,250        30,000              --
 Compliance
 Officer, and
 Secretary(5)
Stevan R. Stark......... 1997    225,000     219,045       210,000          220,193
 Executive Vice          1996    190,865         --            --            13,711
  President--Sales and
 Marketing(6)            1995        --          --            --               --
James B. Powell, M.D. .. 1997     43,750     600,000           --             2,025
 Former President and    1996    525,000         --            --            13,050
  Chief
 Executive Officer(7)    1995    350,000     367,500       100,000              --
Ronald B. Sturgill...... 1997    225,000     176,652        70,000           16,684
 Executive Vice          1996    187,500      70,000           --            14,328
  President(8)
                         1995        --          --         30,000              --

--------
(1) Includes salary paid or accrued for each indicated year.

(2) Includes bonus accrued or paid for each indicated year and other payments, excluding severance, made pursuant to employment agreements.

(3) Reflects the following: (i) payment of cash and the fair value of shares of Common Stock of the Company issued for NHL employee stock options canceled in connection with the Merger at the election of Dr. Leonard in 1995 of $640,258; (ii) life insurance premiums of $4,104 in 1997 for Mr. Mac Mahon, $1,696 in 1997 and $1,428 in 1996 for Mr. Elingburg, $9,263,
    $8,550, and $7,200 in 1997, 1996, and 1995 respectively for Dr. Leonard, $1,649 in 1997 and $1,598 in 1996 for Mr. Smith, $4,896 in 1997 and $2,436
    in 1996 for Mr. Stark, $713 in 1997 and $8,550 in 1996 for Dr. Powell, and $11,934 in 1997 and $9,828 in 1996 for Mr. Sturgill; (iii) 401(a) and (k)
    contributions in 1997 of $4,750 for Messrs. Elingburg, Leonard, Smith, Stark and Sturgill, $4,500 for Mr. Mac Mahon, and $1,312 for Dr. Powell, contributions in 1996 of

    $4,500 for each individual named in the table except for Mr. Mac Mahon and Mr. Stark, and contributions in 1995 of $4,500 for Dr. Leonard; (iv) relocation expenses of $210,547 in 1997 and $11,275 in 1996 for Mr. Stark.

(4) Mr. Mac Mahon was appointed President and Chief Executive Officer effective January 7, 1997. Dr. Powell resigned his position as President and Chief Executive Officer as of January 6, 1997.

(5) Messrs. Elingburg, Smith, and Sturgill began employment with the Company effective with the Merger on April 28, 1995. The salary information for these individuals from the date of Merger is included herein.

(6) Mr. Stark was appointed an Executive Officer of the Company in October
    1996.

(7) Dr. Powell was appointed President and Chief Executive Officer effective with the Merger on April 28, 1995. Dr. Powell's salary information from the date of the Merger is included herein. Dr. Powell resigned his position as President and Chief Executive Officer effective as of January 6, 1997.

(8) Mr. Sturgill's Executive Officer status ended effective December 17, 1997.

STOCK OPTION TRANSACTIONS IN 1997

  During 1997, the following grants were made under the 1994 Stock Option Plan (1988 Plan for Mr. Sturgill) for the Executive Officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1997

                                        PERCENTAGE
                           NUMBER OF     OF TOTAL
                           SECURITIES  OPTIONS/SARS
                           UNDERLYING   GRANTED TO  EXERCISE OR            GRANT DATE
                          OPTIONS/SARS  EMPLOYEES   BASE PRICE  EXPIRATION   PRESENT
NAME                       GRANTED(1)    IN 1997      ($/SH)       DATE    VALUE($)(2)
----                      ------------ ------------ ----------- ---------- -----------
Thomas P. Mac Mahon.....    500,000         12%        $2.63      1/7/07    $687,649
Wesley R. Elingburg.....    210,000          5%        $3.13     4/16/07    $343,825
Larry L. Leonard, Ph.D..    210,000          5%        $3.13     4/16/07    $343,825
Bradford T. Smith.......    210,000          5%        $3.13     4/16/07    $343,825
Stevan R. Stark.........    210,000          5%        $3.13     4/16/07    $343,825
Ronald B. Sturgill......     70,000          2%        $3.13     4/16/07    $114,608

--------
(1) For each grant of non-qualified options made in 1997, the exercise price is equivalent to the fair market price per share on the date of the grant. The options vested with respect to one third of the shares covered hereby on the date of grant and an additional one third will vest on each of the first and second anniversaries of such date, subject to their earlier termination.

(2) Valuation based upon the Black-Scholes option pricing model with the following assumptions: expected dividend yield 0.0%, volatility of 0.4689, risk-free interest rate of 5.55%, and an expected life of five years.

  The following chart shows, for 1997, the number of stock options exercised and the 1997 year-end value of the options held by the Executive Officers named in the Summary Compensation Table:

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                      AND YEAR-END 1997 OPTION/SAR VALUES

                                                    NUMBER OF        VALUE OF
                                                   SECURITIES      UNEXERCISED
                                                   UNDERLYING      IN-THE-MONEY
                                                  OPTIONS/SARS     OPTIONS/SARS
                                                   AT YEAR-END  AT YEAR-END ($)(1)
                            SHARES                ------------- ------------------
                          ACQUIRED ON    VALUE    EXERCISABLE/     EXERCISABLE/
   NAME                   EXERCISE(#) REALIZED($) UNEXERCISABLE   UNEXERCISABLE
   ----                   ----------- ----------- ------------- ------------------
Thomas P. Mac Mahon.....        0         $ 0        166,667            $0
                                                     333,333             0
Wesley R. Elingburg.....        0           0         95,000             0
                                                     140,000             0
Larry L. Leonard, Ph.D..        0           0        114,130             0
                                                     140,000             0
Bradford T. Smith.......        0           0        100,000             0
                                                     140,000             0
Stevan R. Stark.........        0           0        103,000             0
                                                     140,000             0
Ronald B. Sturgill......        0           0         53,334             0
                                                      46,666             0

--------
(1) Calculated using actual December 31, 1997 closing price per common share on the NYSE Composite Tape of $1.688.

RETIREMENT BENEFITS AND SAVINGS PLAN

  The following tables sets forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a straight life annuity basis after Social Security offset, under the Company's Employees' Retirement Plan, as supplemented by the Company's Pension Equalization Plan.

                              PENSION PLAN TABLE
                   WESLEY R. ELINGBURG AND BRADFORD T. SMITH

              FIVE-YEAR
               AVERAGE                 10       15       20       25       30
           COMPENSATION(1)          YEARS(2) YEARS(2) YEARS(2) YEARS(2) YEARS(2)
           ---------------          -------- -------- -------- -------- --------
    $50,000........................ $ 7,212  $10,666  $ 14,121 $ 17,575 $ 17,575
    100,000........................  17,121   25,529    33,938   42,347   42,347
    150,000........................  27,121   40,529    53,938   67,347   67,347
    200,000........................  37,121   55,529    73,938   92,347   92,347
    250,000........................  47,121   70,529    93,938  117,347  117,347
    300,000........................  57,121   85,529   113,938  142,347  142,347
    308,840........................  58,889   88,181   117,474  146,767  146,767

                              PENSION PLAN TABLE
                     LARRY L. LEONARD AND STEVAN R. STARK

              FIVE-YEAR
               AVERAGE                 10       15       20       25       30
           COMPENSATION(1)          YEARS(2) YEARS(2) YEARS(2) YEARS(2) YEARS(2)
           ---------------          -------- -------- -------- -------- --------
    $50,000........................ $ 6,578  $ 9,867  $ 13,156 $ 16,445 $ 19,734
    100,000........................  15,856   23,784    31,712   39,640   47,568
    150,000........................  25,216   37,824    50,432   63,040   79,648
    200,000........................  34,576   51,864    69,152   86,440  103,728
    250,000........................  43,936   65,904    87,872  109,840  131,808
    300,000........................  53,296   79,944   106,592  133,240  159,888
    308,840........................  54,951   82,426   109,901  137,377  164,852

--------
(1) Highest consecutive five-year average base compensation during final ten years. Compensation considered for this five year average is reflected in the Summary Compensation Table under the heading "salary." Under the Equalization Plan, a maximum of $300,000 final average compensation is considered for benefit calculation indexed beginning in 1997 based on the percentage change in the unrounded compensation limit under IRC Section 401 (a)(17) of the Code. For 1997, this limit is $308,840. No bonuses are considered.

(2) Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment for ten years. For an unmarried participant, the normal form is a 50% joint and survivor annuity, which is actuarially equivalent to the normal form for an unmarried participant. The above tables are determined with regard to a life only form of payment; thus, payment using a ten year guarantee would produce a lower annual benefit.

  The Retirement Plan, which is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), is a defined benefit pension plan designed, in conjunction with the Company's Pension Equilization Plan, to provide an employee having 30 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits. Credited service is defined generally as all periods of employment with the Company, a participating subsidiary or with Revlon prior to 1992, or RBL after attainment of age 21 and completion of one year of service (age 25 and completion of one year of service if hired before January 1, 1985). Final average compensation is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last ten years prior to normal retirement age or earlier termination. The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. Such limitation for defined benefit pension plans was $125,000 for 1997 and will be subject to cost of living adjustments for future years. In addition, the Tax Reform Act of 1986 limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit for 1997 was $160,000. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan's benefit formula may be greater than such qualified plan limitation. The Company's non-qualified, unfunded, Equalization and Supplemental Plans are designed to provide for the payment of the difference, if any, between the amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plans but for such limitation.

  As of December 31, 1997, credited years of service under the retirement plans for the following individuals are for Mr. Elingburg--16.4 years, Mr. Leonard--26.8 years, Mr. Smith--14.9 years and Mr. Stark--13 years.

COMPENSATION PLANS AND ARRANGEMENTS

  On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the "Severance Plan") which provides severance to certain key employees. The Severance Plan provides for severance payments of two times annual salary and targeted bonus then in effect for the President and Chief Executive Officer and the Executive Vice Presidents of the Company and severance payments of one times annual salary and targeted bonus then in effect for Senior Vice Presidents upon the occurrence of a qualifying termination. Qualifying termination is generally defined as involuntary termination without cause or voluntary termination with Good Reason, as defined. Good reason ("Good Reason") is defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than seventy-five (75) miles from the employee's current office without consent of the employee, or a material reduction in job responsibilities or transfer to another job without the consent of the employee. Good Reason shall not include a reduction in base salary or targeted bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or targeted bonuses. In addition, the Severance Plan may not be amended or terminated within thirty-six (36) months of a change in control, as defined. A copy of the Severance Plan was included as an exhibit to the report on Form 8-K of the Company filed with the Commission on October 24, 1996.

EMPLOYEE BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Employee Benefits Committee of the Board of Directors (for the purposes of this section, the "Committee") makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above under "Item 1: Election of Directors."

  The Committee is comprised of a majority of Independent Directors. During 1997, the Committee met four times to review and evaluate executive compensation and benefit programs, including information provided to the Company by independent compensation and benefit consultants.

  Executive Officer Compensation Policies. The Committee's executive compensation policies are designed to (a) attract and retain the best individuals critical to the success of the Company, (b) motivate and reward such individuals based on corporate business unit and individual performance, and (c) align executives' and stockholders' interests through equity-based incentives.

  Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive's compensation, with the percentage at-risk increasing at increased levels of responsibility; employee stock ownership aligns the interest of employees and stockholders; compensation must be competitive with that offered by companies that compete with the Company for executive talent; and differences in executive compensation within the Company should reflect differing levels of responsibility and/or performance.

  In addition, the Committee adopted policies in 1995 relating to the integration of the compensation programs of the two companies in the Merger, which it continues to implement. The Committee determined that salaries would not be reduced as a result of the Merger. The Committee also decided that rather than renewing existing employment contracts, it would continue RBL's policy of motivating and retaining key employees with awards of incentive compensation and the adoption of a severance program (see "Compensation Plans and Arrangements" above for a description of the severance program). Moreover, consummation of the Merger and achievement of planned Merger synergies were designated as and continue to be important bases for incentive awards.

  A key determinant of overall levels of compensation is the pay practices of ten public companies in the medical supply and medical service industry with revenue comparable to the Company's (the "peer group"). The peer group was chosen by the Company's independent compensation and benefit consultants and includes some, but not all, of the members of the Peer Group used for stock price comparisons (see "--Common Stock Performance" below).

  There are three components to the Company's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

  Base salaries are set by the Committee and are designed to be competitive with the peer group companies described above. Generally, the Committee targets salary levels in the second and third quartile of the peer group, adjusted to reflect the individual's job experience and responsibility. Changes in base salaries are based on the peer group's practices, the Company's performance, the individual's performance and increases in cost of living indexes. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual and long-term incentive compensation discussed below. Base salaries are reviewed and adjusted annually.

  Under the Company's annual Bonus Incentive Plan, adopted by the stockholders in 1995, annual incentive compensation is paid in the form of a cash bonus and is generally based on the attainment of specified corporate performance measures, which are established by the Committee at the beginning of the year. The measures used are EBITDA, return of capital, return on equity, earnings per share, and net income. Approximately $5.3 million in benefits were earned under the plan for 1997 (see "Summary Compensation Table" for amounts paid to certain Executive Officers under the plan in 1997).

  Long-term incentive compensation is paid in part in the form of stock options granted under the Company's Stock Option Plans. The Committee believes that grants of stock options align stockholder value and executive officer interests. Stock options are granted in amounts that are directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted is established after determining the projected value of such options as derived from the Black-Scholes option pricing model. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels.

  As provided in the Company's Stock Option Plans, stock options are granted with an exercise price equal to the fair market value per share on the date of grant or other appropriate date as determined by the Board of Directors. One-third of the options granted vest on the anniversary date of grant, with the remainder vesting in annual equal increments through the third anniversary of the date of grant. No stock option awards are made in the absence of satisfactory performance which is evaluated by the Committee based on the executive's individual contribution to the long-term health and growth of the Company. A total of 1,410,000 options were granted to certain Executive Officers in 1997 (see "Option/SAR Grants in 1997").

  Long-term incentive compensation was paid in cash under the Company's Performance Unit Plan, which was adopted by the stockholders in 1995. The Performance Unit Plan was designed to motivate senior executives to achieve the planned synergies of the Merger over the period from May 1, 1995 to April 30, 1997. Payments made under the plan totaled $2,937,000 during 1997.

  Chief Executive Officer Compensation. Thomas P. Mac Mahon served as President and Chief Executive Officer for most of the year ended December 31, 1997, with the exception of the period from January 1 to January 6, 1997 when Dr. Powell served in that capacity. He was paid $600,000 in base salary. Mr. Mac Mahon's base salary, annual incentive compensation and long-term incentive compensation were determined in the same manner as described above for other executive officers. Mr. Mac Mahon will not be eligible to participate in the Company's Retirement Benefits and Savings Plan until 1998.

  Limit on Deductibility of Compensation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million for fiscal years beginning on or after January 1, 1994. Certain types of compensation arrangements entered into prior to February 17, 1993 are excluded from the limitation. The Company's general policy is to preserve the tax deductibility of compensation paid to its executive officers. OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Company's Option Plans are structured to meet the requirements of OBRA. In future years, the Committee will consider taking such steps as it deems necessary to qualify compensation so as to not be subject to the limit on deductibility.

                                          The Employee Benefits Committee

                                          Jean-Luc Belingard
                                          Wendy E. Lane
                                          David B. Skinner, M.D.

COMMON STOCK PERFORMANCE

  The Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE"). Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock and the cumulative total return on the Standard & Poor's Composite-500 Stock Index and the weighted average cumulative total return (based on stock market capitalization) on the stock of each of the members of a peer group of companies. The Peer Group includes seven publicly traded medical service and medical supply companies with sales ranging from approximately $1.1 billion to $3.9 billion. Direct competitors of the Company are either substantially smaller than the Company or are subsidiaries of much larger diversified corporations and are therefore not believed to be appropriate peer companies. The Peer Group includes: Allergan, Inc., C.R. Bard Inc., Magellan Health Services Inc., Fisher Scientific International Inc., Thermo Electron Corporation, and Bausch & Lomb Inc.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                        Company         S&P 500         Peer Group
-----------------------------------------------------------------------------
  12/31/92               100              100               100
-----------------------------------------------------------------------------
      1993                81             103                110
-----------------------------------------------------------------------------
      1994                76              97                112
-----------------------------------------------------------------------------
      1995                54             153                131
-----------------------------------------------------------------------------
      1996                17             188                140
-----------------------------------------------------------------------------
      1997                10             251                149
-----------------------------------------------------------------------------

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

  The following table sets forth as of April 20, 1998, the total number of shares of Common and Preferred Stock beneficially owned, and the percent so owned, by (i) each director of the Company who is a beneficial owner of any shares of Common or Preferred Stock, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common or Preferred Stock, (iii) the officers named in the summary compensation table set forth above and (iv) all current directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common or Preferred Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                          AMOUNT AND NATURE          AMOUNT AND NATURE
                            OF BENEFICIAL              OF BENEFICIAL
                            OWNERSHIP OF    PERCENT    OWNERSHIP OF    PERCENT
    BENEFICIAL OWNER        COMMON STOCK    OF CLASS  PREFERRED STOCK  OF CLASS
    ----------------      ----------------- -------- ----------------- --------
Roche Holdings, Inc. ...     61,329,256(1)    49.3%      5,325,625       51.3%
 15 East North Street
 Dover, DE 19901
Ronald O. Perelman......     11,943,544(2)     9.6%            -- (4)      * (4)
 35 East 62nd Street
 New York, NY 10021
Thomas P. Mac Mahon.....        387,330         *              372         *
Jean-Luc Belingard......         10,713         *              347         *
Wendy E. Lane...........          7,663         *               82         *
Robert E. Mittelstaedt,
 Jr. ...................          7,663         *               79         *
James B. Powell, M.D. ..          6,717         *              450         *
David B. Skinner, M.D. .         10,713         *              346         *
Andrew G. Wallace,
 M.D. ..................         10,713         *              --          *
Larry L Leonard, Ph.D. .        196,630(3)      *              --          *
Bradford T. Smith.......        170,000(3)      *              --          *
Stevan R. Stark.........        175,270(3)      *              --          *
Wesley R. Elingburg.....        167,750(3)      *              --          *
Ronald B. Sturgill......         80,497(3)      *              --          *
All current directors
 and executive officers
 as a group (13
 persons)...............      1,302,887        1.0%          1,676         *

--------
 * Less than 1%

(1) As reported on the Schedule 13D filed with the Commission on May 8, 1995, on behalf of Roche Holdings, Inc. Roche Holdings Inc. is an indirect wholly owned subsidiary of Roche Holding. Dr. h.c. Paul Sacher, an individual and citizen of Switzerland has, pursuant to an agreement, the power to vote a majority of the voting shares of Roche Holding.

(2) As reported in the Schedule 13G/A filed with the Commission on February 12, 1998, on behalf of Mafco Holdings Inc. ("Mafco"), all shares are owned by National Health Care Group, Inc. ("NHCG"), an indirect wholly-owned subsidiary of Mafco. All of the capital stock of Mafco is owned by Mr. Ronald O. Perelman.

(3) Beneficial ownership by officers of the Company includes shares of Common Stock which such officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon-- 333,334; Dr. Leonard--184,130; Mr. Smith--170,000, Mr. Stark--173,601, Mr.
    Elingburg--165,000, all directors and executive officers as a group (not including Mr. Sturgill who is no longer an executive officer)--1,173,565.

(4) The Company is unaware of any Preferred Stock held.

                ITEM 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse LLP ("Price Waterhouse") to audit the accounts of the Company for the fiscal year ending December 31, 1998. For the year ended December 31, 1997 the Company's accounts were audited by Price Waterhouse.

  Price Waterhouse's report on the financial statements of the Company for the year ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

  To the knowledge of the management and Audit Committee of the Board of Directors of the Company, in connection with the audit of the Company's financial statements for the year ended December 31, 1997, there were no disagreements with Price Waterhouse on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make reference to the matter in its reports.

  Representatives of Price Waterhouse will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the appointment of Price Waterhouse as the Company's independent accountants is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of Price Waterhouse as the Company's independent accountants for the year ending December 31, 1998 the Board of Directors will consider whether to retain that firm for such year.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE STOCKHOLDER AGREEMENT

  In connection with the Merger, the Company, HLR, Holdings and Hoffmann-La Roche entered into the Stockholder Agreement dated as of April 28, 1995. In December 1996, HLR was merged with and into Hoffmann-La Roche and the shares of Common Stock owned by HLR subsequently transferred from Hoffmann-La Roche to Holdings. The Stockholder Agreement contains certain provisions relating to
(i) the governance of the Company following the Merger, including but not limited to the composition of the Board of Directors, (ii) the issuance, sale and transfer of the Company's Equity Securities (as defined therein) by the Company and Hoffmann-La Roche, (iii) the acquisition of additional Equity Securities and (iv) the registration rights granted by the Company to Holdings and Hoffmann-La Roche with respect to the Company's Equity Securities.

  Pursuant to the Stockholder Agreement, the Board of Directors of the Company will (subject to specified exceptions) be comprised of seven members, consisting of three "Roche Directors" and four Independent Directors nominated by the Nominating Committee of the Board of Directors.

  The Stockholder Agreement also provides that, among other things, certain actions by the Company will require approval by a majority of the Roche Directors and at least one Independent Director (a "Special Majority Vote"). Included in these items is any change in the size or composition of the Board of Directors or any committee thereof and the establishment of a new committee of the Board of Directors, and with certain exceptions, the issuance of securities by the Company.

  The Stockholder Agreement also provides that, except under certain circumstances, which include the issuance of Common Stock pursuant to a public offering, the Company may not issue any equity securities unless Holdings is offered the opportunity to purchase an amount of such stock necessary to maintain its interest.

  Pursuant to the Stockholder Agreement, Holdings and its affiliates (other than the Company and its subsidiaries) have the right to acquire Equity Securities (as defined therein) to the extent that, after giving effect thereto, their Total Voting Power would not exceed 75%. Moreover, Holdings and its affiliates (other than the Company and its subsidiaries) may acquire additional Equity Securities notwithstanding the fact that after giving effect thereto, their Total Voting Power would exceed 75%, if Holdings and its affiliates (other than the Company and its subsidiaries) or any one of them offers, prior to consummation of such purchase, to purchase all outstanding Equity Securities and holders of Equity Securities totaling more than 50% of the outstanding Equity Securities (excluding Equity Securities held by Holdings and its affiliates (other than the Company and its subsidiaries)) accept such offer. After the third anniversary of the Merger, the Stockholder Agreement does not restrict purchases by Holdings or its affiliates of Equity Securities.

  In addition, the Stockholder Agreement contains a Demand Registration provision pursuant to which the Company is obligated, upon the request of Holdings, or Hoffmann-La Roche, to file registration statements with the Commission covering any shares of Common Stock owned by those parties which are restricted securities within the meaning of Rule 144(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"). Holdings and Hoffmann-La Roche will also have the right to include such securities in any registration statement filed by the Company offering securities for its own account or for the account of any holder other than Mafco or any of its affiliates, subject to certain reductions if the managing underwriter determines that the size of the offering or the combination of securities offered would materially interfere with the offering.

THE SHARING AND CALL OPTION AGREEMENT

  In connection with the Merger Agreement, HLR, Mafco Holdings, Inc. ("Mafco"), a Delaware corporation and indirect wholly-owned subsidiary of M&F Holdings, National Health Care Group, Inc. ("NHCG"), and the Company entered into the Sharing and Call Option Agreement dated as of December 13, 1994 (the "Sharing and Call Option Agreement"). The Sharing and Call Option Agreement provides, among other things, that at any time after the third anniversary of the Merger, Hoffmann-La Roche (the successor to HLR as discussed above) or one of its affiliates (such party, a "Purchaser") (other than the Company) may exercise the right, which right may only be exercised once, to purchase all, but not less than all, the shares of Common Stock then owned by NHCG, Mafco or any of their controlled affiliates. The Sharing and Call Option Agreement provides that the Purchaser, will, if it elects to exercise this purchase right, pay a price per share for the shares to be purchased equal to 102% of the average closing price per share of such security as reported on the principal national securities exchange on which such shares are listed, or if not so listed, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System--National Market System, for the 30 trading days before the date of such exercise.

  In addition, in accordance with the Sharing and Call Option Agreement, the Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") which has been declared effective by the Commission and includes a resale prospectus that permits NHCG (or any of its pledgees) to sell shares of Common Stock and Warrants received by NHCG in the Merger without restriction. The Company has agreed to use its best efforts to prepare and file with the Commission such post-effective amendments to the Registration Statement or other filings as may be necessary to keep such Registration Statement continuously effective for a period ending on the third anniversary of the date of the Sharing and Call Option Agreement and during such period to use its best efforts to cause the resale prospectus to be supplemented by any required prospectus supplement. The Company has also agreed to pay all of the Registration Expenses (as defined therein) arising from exercise of the registration rights set forth in the Sharing and Call Option Agreement. A copy of the Sharing and Call Option Agreement was filed with the Commission by the Company as an exhibit to the 1994 10-K.

REGISTRATION RIGHTS AGREEMENT

  In addition to those registration rights granted to NHCG under the Sharing and Call Option Agreement, the Company and NHCG also are parties to a registration rights agreement dated as of April 30, 1991 (the "Registration Rights Agreement") pursuant to which the Company is obligated, upon the request of NHCG, to file registration statements ("Demand Registration Statements") from time to time with the Commission covering the sale of any shares of Common Stock owned by NHCG upon the completion of certain public offerings by the Company of shares of Common Stock in 1991. Such Demand Registration Statements may also cover the resale from time to time of any shares of Common Stock that NHCG may purchase in the open market at a time when it is deemed to be an affiliate (as such term is defined under Rule 144 under the Securities Act of 1933, as amended), and certain securities issued in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, or other pro rata distribution. NHCG will also have the right to include such Common Stock and other securities in any registration statement filed by the Company for the underwritten public offering of shares of Common Stock (whether or not for the Company's account), subject to certain reductions in the amount of such Common Stock and securities if the managing underwriters of such offering determine that the inclusion thereof would materially interfere with the offering. The Company agreed not to effect any public or private sale, distribution or purchase of any of its securities which are the same as or similar to the securities covered by any Demand Registration Statement during the 15-day period prior to, and during the 45-day period beginning on, the closing date of each underwritten offering under such registration statement and NHCG agreed to a similar restriction with respect to underwritten offerings by the Company. NHCG's rights under the Registration Rights Agreement are transferable as provided therein.

  Until the third anniversary of the Sharing and Call Option Agreement, when the Company's obligation to keep the Registration Statement effective expires, the registration rights granted to NHCG pursuant to the Registration Rights Agreement are substantially duplicative of those granted pursuant to the Sharing and Call Option Agreement. After such date and only to the extent that NHCG still holds shares of Common Stock or Warrants that it held as of or received in the Merger, NHCG will continue to be entitled to the registration rights described in the preceding paragraph, unless the Registration Rights Agreement has been otherwise amended or terminated.

TAX ALLOCATION ARRANGEMENT

  Until May 7, 1991, the Company was included in the consolidated federal income tax returns, and in certain state income tax returns, of Mafco, M&F Holdings, Revlon Group and Revlon. As a result of the reduction of M&F Holdings' indirect ownership interest in the Company on May 7, 1991, the Company is no longer a member of the Mafco consolidated tax group. For periods subsequent to May 7, 1991, the Company files its own separate federal, state and local income tax returns. Nevertheless, the Company will remain obligated to pay to M&F Holdings (or other members of the consolidated group of which M&F Holdings is a member) any income taxes the Company would have had to pay (in excess of those which it has already paid) if it had filed separate income tax returns for taxable periods beginning on or after January 1, 1985 (but computed without regard to (i) the effect of timing differences (i.e., the liability or benefit that otherwise could be deferred will be, instead, includible in the determination of current taxable income) and (ii) any gain recognized on the sale of any asset not in the ordinary course of business). In addition, despite the reduction of M&F Holdings' indirect ownership of the Company, the Company will continue to be subject under existing federal regulations to several liability for the consolidated federal income taxes for any consolidated return year in which it was a member of any consolidated group of which Mafco, M&F Holdings, Revlon Group or Revlon was the common parent. However, Mafco, M&F Holdings, Revlon Group and Revlon have agreed to indemnify the Company for any federal income tax liability (or any similar state or local income tax liability) of Mafco, M&F Holdings, Revlon Group, Revlon or any of their subsidiaries (other than that which is attributable to the Company or any of its subsidiaries) that the Company would be required to pay.

CERTAIN OTHER TRANSACTIONS WITH ROCHE

  In December 1996, the Company received a loan from Roche Holdings of $187.0 million to fund the 1996 Government Settlement Payment in the form of a promissory note which bears interest at 6.625% per annum. The 1996 Government Settlement is described in full in the Company's 1997 Form 10-K. In March 1997, the original maturity of March 31, 1997 of such note was extended to March 31, 1998. In June 1997, the Company repaid the note and all accrued interest with proceeds from the Preferred Stock Offering as described below.

  On May 19, 1997 the Board of Directors of the Company declared a dividend of 10,000,000 transferable subscription rights which were then issued pro rata to holders of its common stock on May 29, 1997 entitling them to purchase up to an aggregate of $500.0 million of redeemable convertible preferred stock issuable in two series at a subscription price of $50 per share (the "Preferred Stock Offering"). The subscription period ended on June 16, 1997. On that date, rights were exercised to purchase 4,363,202 shares of Series A 8 1/2% Convertible Exchangeable Preferred Stock ("Series A") and 5,636,798 shares of Series B 8 1/2% Convertible Pay-in-Kind Preferred Stock ("Series B"), each at a subscription price of $50 per share. Roche exercised its basic subscription privilege in full for 4,988,751 share of Series B and other rights holders purchased the remaining 5,011,249 shares.

  The Series A is convertible at the option of the holder after September 30, 1997 into common stock, will pay cash dividends and will be exchangeable on or after June 30, 2000 at the Company's option for 8 1/2% Convertible Subordinated Notes due June 30, 2012. The Series B will be convertible at the option of the holder after June 30, 2000 into common stock, will pay dividends in-kind until June 30, 2003, and in cash thereafter, and will not be exchangeable for notes. The conversion rate for both series of preferred stock is 18.1818 shares of common stock per share of preferred stock. Each series of preferred stock will be mandatorily redeemable after June 30, 2012 at $50 per share and will be redeemable at the option of the Company after July 7, 2000 at prices declining from $52.83 to $50.00 in 2006 and thereafter. Neither series of preferred stock entitles the holder to any voting rights in the Company.

  At December 31, 1997, 61,329,256 shares of the Company's outstanding common stock, or approximately 49.6% at December 31, 1997, were owned by Roche. In addition, Roche owned 5,214,810 shares of the Company's redeemable convertible preferred stock at December 31, 1997, or approximately 50.8%. No voting rights are associated with the redeemable preferred shares.

  As of December 31, 1997, the number of warrants outstanding to purchase the Company's common stock was 22,151,308, of which 8,325,000 warrants were held by an affiliate of Roche. These warrants are exercisable at a price of $22.00 per share and expire on April 28, 2000.

  The Company has certain on-going arrangements with Roche for the purchase by the Company of certain products and the licensing by the Company from Roche of certain diagnostic technologies, with an aggregate value of approximately $25.2 million in 1997. The Company provides certain diagnostic testing and support services to Roche in connection with Roche's clinical pharmaceutical trials, with an aggregate value of approximately $1.6 million in 1997. Each of these arrangements was entered into in the ordinary course of business, on an arm's-length basis and on terms which the Company believes are no less favorable to it than those obtainable from unaffiliated third parties.

CERTAIN TRANSACTIONS WITH AUTOCYTE, INC.

  Dr. Powell is President, Chief Executive Officer and Chairman of Autocyte, Inc. and has a beneficial ownership of 16.9% of Autocyte's common stock. Mr. MacMahon serves on the Board of Autocyte and has a beneficial ownership of less than 1% of Autocyte's common stock.

  The Company has certain on-going arrangements with AutoCyte for the purchase by the Company of certain products with an aggregate value of less than $0.1 million in 1997.

  In 1997, Autocyte (i) leased a portion of the Company's facility in Elon College, North Carolina and (ii) purchased cytology services for total payments of $0.1 million to the Company.

                             STOCKHOLDER PROPOSALS

  Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of Common Stock who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 1999 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than January 4, 1999. This date was calculated based on a planned meeting date in early June 1999.

  Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                            ADDITIONAL INFORMATION

  The Company will make available a copy of the 1997 Form 10-K and any quarterly reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Each such request must set forth a good faith representation that, as of the Record Date April 17, 1998 the person making the request was a beneficial owner of Common Stock entitled to vote.

  In order to ensure timely delivery of such document prior to the annual meeting, any request should be received by the Company promptly.

                                OTHER BUSINESS

  The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Bradford T. Smith

                                          Bradford T. Smith
                                          Secretary

April 30, 1998

          STOCKHOLDERS'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                  LABORATORY CORPORATION OF AMERICA HOLDINGS

To: Laboratory Corporation of America Holdings

     I appoint Bradford T. Smith and Wesley R. Elingburg individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, N.C., 27215 on Wednesday, June 17, 1998, at 9:00 a.m., Eastern Daylight time, and at any adjournment or postponement of the meeting.

     MY PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, MY PROXIES WILL VOTE "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2. MY PROXIES MAY VOTE ACCORDING TO THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. I MAY REVOKE THIS PROXY PRIOR TO ITS EXERCISE.

               PLEASE SIGN AND DATE THE OTHER SIDE OF THE CARD.

                       (Please fill in the appropriate boxes on the other side.)

[X]  Please mark your
     votes as in this
     example.

--------------------------------------------------------------------------------

1. Election of all the members of the Company's Board of Nominees: Thomas P. Mac Mahon, James B. Powell, M.D., Jean-Luc Belingard, Wendy E. Lane, Robert
     E. Mittelstaedt, Jr., David B. Skinner, M.D. and Andrew G. Wallace, M.D.

                        FOR all        WITHHOLD
                          [_]             [_]


     FOR, except vote withheld from the following

2. Ratification of the appointment of Price Waterhouse LLP as Laboratory Corporation of America Holdings' independent auditors for

                          [_]             [_]              [_]



Signature(s)_______________________________________________ Date:______________

Signature(s)_______________________________________________ Date:______________

NOTE: Please sign exactly as name(s) appear(s) above. If acting as an executor, administrator, trustee, guardian, etc. you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder should sign. Date and promptly return the card in the envelope provided.